Exhibit 99.1

Khosla Ventures Acquisition Co. II Announces Pricing of $400 Million Initial Public Offering

MENLO PARK, March 23, 2021 /PRNewswire/ — Khosla Ventures Acquisition Co. II (the “Company”), a newly incorporated blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities, today announced the pricing of its initial public offering of 40,000,000 shares at $10.00 per Class A ordinary share. The Company has granted the Underwriters a 45-day option to purchase up to 6,000,000 additional shares to cover over-allotments, if any.

The shares will be listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “KSVB” beginning on March 24, 2021. The offering is expected to close on March 26, 2021, subject to customary closing conditions.

The Company is sponsored by Khosla Ventures SPAC Sponsor II LLC, an affiliate of Khosla Ventures, LLC. Khosla Ventures manages a series of venture capital funds that make early stage venture capital investments and provide strategic advice to entrepreneurs building companies with lasting significance.

Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC are serving as underwriters.

The initial public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained for free from the U.S. Securities and Exchange Commission (“SEC”) website, http://www.sec.gov; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at 1-800-831-9146; or Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, New York 10282, or email: prospectus-ny@ny.email.gs.com.

A registration statement relating to the securities has been filed with, and declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the Company’s offering filed with the SEC and the preliminary prospectus included therein. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.